                                                                  EXHIBIT 10.14




                      ASSIGNMENT AND RELEASE AGREEMENT


  THIS ASSIGNMENT AND RELEASE AGREEMENT (this "Agreement") is made this 22nd day of July, 1996 by and among BIO DENTAL TECHNOLOGIES CORPORATION, a California corporation ("Bio Dental"), DENTICATOR INTERNATIONAL, INC., a Missouri corporation ("DII"), DENTICATOR INTERNATIONAL, INC., a California corporation (the "Predecessor") and YOUNG INNOVATIONS, INC., a Missouri corporation ("Young").


                                   WITNESSETH

  WHEREAS, Bio Dental and the Predecessor are parties to that certain Exclusive License Agreement dated March 31, 1991, as amended by the Extension and Modification of Exclusive License Agreement dated April 1, 1994, and as further amended on January 19, 1996 (the Exclusive License Agreement, and all amendments thereto being collectively referred to as the "License Agreement");

  WHEREAS, Bio Dental, the Predecessor and Young have entered into that certain Asset Purchase Agreement of even date herewith (the "Purchase Agreement") wherein Young or DII shall purchase certain assets and assume certain liabilities of the Predecessor; and

  WHEREAS, pursuant to the terms and conditions set forth in this Agreement, Bio Dental will sell and convey all of Bio Dental's rights, privileges, interests and claims under the License Agreement to DII, and shall release DII, the Predecessor and Young, and their respective affiliates, from any claims, liabilities, demands, causes of action or suits that Bio Dental or its affiliates may have against such parties arising out of or in any way connected with (i) the License Agreement, or (ii) any other agreement, contract, arrangement, occurrence or transaction, whether written or oral, of any nature whatsoever, between such parties, other than this Agreement, and DII and the Predecessor will similarly release Bio Dental.

  NOW, THEREFORE, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto hereby agree as follows:


  1. PURCHASE OF RIGHTS; RELEASE OF CLAIMS. Pursuant to the terms and conditions contained herein, and to induce Young and DII to consummate the transactions contemplated by the Purchase Agreement, Bio Dental hereby transfers and conveys to DII all of the rights and interests of Bio Dental under the License Agreement and Bio Dental hereby releases DII, the Predecessor, Young and their respective officers, directors and subsidiaries from any claims, liabilities or amounts owing to Bio Dental through the date hereof arising out of or in any way connected with (i) the License Agreement, or (ii) any other agreement, contract, arrangement, occurrence or transaction, whether written or oral, of any nature whatsoever, between Bio Dental and the Predecessor, other than (w) this Agreement, (x) the Purchase Agreement, (y) other agreements and instruments entered into or executed pursuant to the Purchase Agreement and (z) amounts owing by DII, the Predecessor or Young for goods purchased from Bio Dental in the ordinary course of business. Without limiting the foregoing, Bio Dental hereby expressly acknowledges that upon full execution of this Agreement, Bio Dental shall not have any rights in or receive any royalties from DII's use of the name "Denticator" or the manufacture and distribution of products of DII or the Predecessor. The Predecessor and DII each releases Bio Dental and its officers, directors and subsidiaries from any claims, liabilities or amounts owing to DII through the date hereof arising out of or in any way connected with (i) the License Agreement, or (ii) any other agreement, contract, arrangement, occurrence or transaction, written or oral, of any nature whatsoever, between Bio Dental and the Predecessor, other than (w) this Agreement, (x) the Purchase Agreement, (y) other agreements and instruments entered into or executed pursuant to the Purchase Agreement and (z) amounts owing by Bio Dental to the Predecessor or DII for goods purchased from them in the ordinary course of business. Each of Bio Dental and the Predecessor acknowledges that Bio Dental and the Predecessor have performed fully all of their obligations under the License Agreement.

  2. PURCHASE PRICE; METHOD OF PAYMENT. In consideration of the assignment of rights and interests and the full release described in Section 1 above, and for Bio Dental's non-compete agreement in Section 6, Young hereby makes the following payments and provides the below-defined Product Credit:

     2.1 CASH PAYMENT. Cash in the amount of Seven Million Four Hundred Forty Nine Thousand Eighty Seven and NO/100 Dollars ($7,449,087.00) paid herewith to Bio Dental.

     2.2 ESCROW PAYMENT. Cash in the amount of One Hundred Thousand Dollars ($100,0000) paid to The Union Bank of California ("Escrow Agent") pursuant to an Escrow Agreement of even date herewith among Bio Dental, Young and Escrow Agent, said funds to be disbursed by the Escrow Agent according to the terms of the Escrow Agreement.

     2.3 PRODUCT CREDIT. Young hereby grants a credit (the "Product Credit") to Bio Dental that may be applied by Bio Dental or its subsidiary The Supply House ("Supply House") (or any other subsidiary of Bio Dental) toward future purchases of products from Young or subsidiaries of Young. The Product Credit shall be in an amount equal to the aggregate amounts owing to Bio Dental by the Predecessor at the Closing Date (as defined in the Purchase Agreement), which amounts shall be calculated (i) according to the terms of the License Agreement, and (ii) consistent with the calculation of the amounts owing by the Predecessor to Bio Dental as of March 31, 1996. The Product Credit and Mendoza Payment (as defined in Section 5.2 below) will, however, be reduced, by a ratio of fifty percent (50%) against the Product Credit and fifty percent (50%) against the Mendoza Payment, by the amount (if any) by which the Net Working Capital (as defined below) of the Predecessor as reflected on the balance sheet of the Predecessor as at the Closing Date (the "Closing Balance Sheet") is less than $471,783.00 (the Net Working Capital of the Predecessor at March 31, 1996). For purposes of this provision, the term Net Working Capital means the difference between the current assets and the current liabilities of the Predecessor reflected on its balance sheet, adjusted, however, to (i) delete from such balance sheet all amounts owed by Bio Dental to the Predecessor or by the Predecessor to Bio Dental except amounts owing for goods purchased in the ordinary course of business, and (ii) include in current liabilities all outstanding indebtedness (whether short-term or long-term) of Seller to Bank of California. The Closing Balance Sheet will be prepared by Young and the Predecessor in accordance with generally accepted accounting principles on a basis consistent with the preparation of the balance sheet of the Predecessor as at March 31, 1996.

   Bio Dental shall be provided reasonable access to the accounting records, supporting schedules and documents of the Predecessor. Bio Dental may review the closing financial statements of the Predecessor, including adjustments and reserves, allowances or accrued liabilities of any kind. If Bio Dental, after reviewing the financial statements, corresponding accounting records, supporting schedules and/or documents of the Predecessor, disagrees with any item or adjustment, Bio Dental shall submit in writing its disagreement to Young. Young shall review the facts and circumstances of the disagreement and shall render a binding decision on the disagreement within fifteen (15) business days.

  3. APPLICATION OF PRODUCT CREDIT. Purchases by Bio Dental or Supply House (or any other subsidiary of Bio Dental) from Young or its affiliates or subsidiaries will be applied against the Product Credit at the prevailing prices in effect at the time of the purchases. Young shall provide to Bio Dental (i) written confirmation acknowledging application of all or a portion of the Product Credit to a specific purchase order, and (ii) quarterly written notification regarding the outstanding remaining balance of the Product Credit.

  4. LIMITATION ON PRODUCT CREDIT. Use of all or a portion of the Product Credit shall not be permitted in an amount by which all shipments exceed in any month $55,000, which is the approximate average historical monthly shipments level to Bio Dental and Supply House from Young and its subsidiaries over the twelve (12) month period ended March 31, 1996; provided, however, that to the extent that the application of the Product Credit by Bio Dental, Supply House and other subsidiaries of Bio Dental is in the aggregate below such amount for any month, application of the Product Credit may exceed such amount by the amount of such difference in a subsequent month. For any such shipments to which the Product Credit cannot be applied because of the foregoing limits, the standard wholesale terms and conditions of Young or its subsidiary with which the order is placed shall apply. The Product Credit shall not include freight, insurance and other charges.

  5. REDUCTION IN PRODUCT CREDIT FOR INDEMNIFICATION.

   5.1 EVENT OF REDUCTION. In the event that Young or a subsidiary of Young is entitled to indemnification against Losses (as defined therein) pursuant to Section 8.06 of the Purchase Agreement (the "Indemnification Amount"), Young shall have the right to reduce the then existing amount of the Product Credit by an amount calculated pursuant to Section 5.2 hereof. Young shall also have the right to set off against the Product Credit any amounts owing to Young or its subsidiaries by Bio Dental or its subsidiaries. In the event that Young exercises such right of set-off, Young shall provide written notification to Bio Dental of such action, and of the amount of such set-off.

   5.2 CALCULATION OF AMOUNT OF SET-OFF. If, at the time Young is entitled to reduce the Product Credit pursuant to Section 5.1, Jose L. Mendoza ("Mendoza") is still entitled to receive all or a portion of the Three Hundred Five Thousand Dollar ($305,000) payment described in Section 4.3 of the Employment and Noncompetition Agreement between Mendoza and a subsidiary of Young (the "Mendoza Payment"), then the Indemnification Amount shall be charged against the Product Credit and the Mendoza Payment in the ratio of seventy-five percent (75%) against the Product Credit and twenty-five percent (25%) against the Mendoza Payment. The Indemnification Amount charged against (i) the Mendoza Payment shall not exceed the remaining Mendoza Payment and Mendoza's liability under this Agreement is limited to the remaining balance of the Mendoza Payment and (ii) the Product Credit shall not exceed the remaining Product Credit and Bio Dental's liability is limited to the remaining balance of the Product Credit. If a portion of the Indemnification Amount still remains unsatisfied because the Mendoza Payment or the Product Credit has been fully satisfied, the remaining Product Credit or Mendoza Payment, respectively, as the case may be, shall be reduced by such amount. At such time as the Product Credit or Mendoza Payment has been satisfied in full and Young remains entitled to set- off pursuant to Section
  8.08 of the Purchase Agreement, the remaining Mendoza Payment or Product Credit, respectively, as the case may be, shall be reduced by one hundred percent (100%) of the Indemnification Amount.

  6. NONCOMPETITION AGREEMENT. For a period of two (2) years after the effective date of this Agreement, Bio Dental shall not, and shall cause its subsidiaries not to, within North America, directly or indirectly, compete with Young or a subsidiary of Young in manufacturing, licensing others to manufacture or selling under private label any products, including prophy angles, which are the same, substantially similar to or in direct competition with any products manufactured, sold or distributed by the Predecessor prior to the Closing Date. Notwithstanding the above, Bio Dental and its subsidiaries shall be permitted to (i) sell and distribute such products manufactured by others, but not those products listed on Schedule 6.1 hereto, which are sold under the name of Bio Dental or of any affiliate of Bio Dental unless and to the extent Bio Dental or its affiliate sold such products under its name pursuant to private label arrangements in effect prior to May 31, 1996; and (ii) sell and distribute such products pursuant to arrangements with Young or any affiliates of Young.

  7. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.

  8. ASSIGNMENT. Nothing contained in this Agreement shall be construed to permit the assignment or delegation by any party hereto of any rights or obligations hereunder and such assignment is expressly prohibited without the written consent of the other parties hereto. Notwithstanding the foregoing, however, Bio Dental shall be permitted to assign its rights and obligations hereunder to Zila, Inc. without the consent of the other parties hereto; provided, however, that such assignment shall not relieve Bio Dental of any of its obligations or duties hereunder nor shall such assignment affect Young's rights hereunder including, without limitation, Young's right to reduce the Product Credit pursuant to Section 5.1 hereof. Notwithstanding any other provision contained herein, Young and DII may pledge or grant a security interest in any of their rights under this Agreement to any federal or state chartered lending institution.

  9. SEVERABILITY. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement and the application of any term or provision to persons and circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and all other terms shall be valid and enforceable to the fullest extent permitted by law.

  10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto and it supersedes all prior agreements and understandings between the parties hereto with respect thereto.

  11. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of California, without regard to conflict of law principles.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


DENTICATOR INTERNATIONAL, INC.,           BIO DENTAL TECHNOLOGIES
                                          CORPORATION,
a Missouri corporation                    a California corporation


By: /s/ George E. Richmond                By: /s/ Terry E. Bane
   ------------------------------             ------------------------------
Name: George E. Richmond                  Name: Terry E. Bane
     ----------------------------               ----------------------------
Its:  Vice President                      Its: Chief Financial Officer
    -----------------------------             ------------------------------



DENTICATOR INTERNATIONAL, INC.,           YOUNG INNOVATIONS, INC.,
a California corporation                  a Missouri corporation


By: /s/ Jose L. Mendoza                   By: /s/ George E. Richmond
   ------------------------------            -------------------------------
Name: Jose L. Mendoza                     Name: George E. Richmond
     ----------------------------              -----------------------------
Its:  President                           Its: President
    -----------------------------             ------------------------------

SCHEDULE 6.1


BIO DENTAL PRIVATE LABEL DISTRIBUTION - PROHIBITED PRODUCTS:


  Prophy Angles

  Prophy Cups

  Prophy Paste

  Disposable Surgical Aspirators